Exhibit 10.9

Revised Final 5/11/06 at 11:00 am

DIVIDEND CAPITAL TOTAL REALTY OPERATING PARTNERSHIP LP

518 17th Street, Suite 1700

Denver, Colorado 80202

May 11, 2006

Westcore Properties AC, LLC

879 West 190th Street, Suite 110

Gardena, California 90248

Re:	3101, 3121, 3131 and 3151 Jay Street, Santa Clara, CA

Ladies and Gentlemen:

Reference is made to (i) the Purchase Agreement, dated as of May 3, 2006 (as heretofore or hereafter amended or otherwise modified in accordance with this letter agreement, the “Purchase Agreement”), between Westcore Properties AC, LLC, a Delaware limited liability company (“Westcore”), as buyer, and Jay Street, LLC, as seller (“Seller”), pursuant to which Seller has agreed to sell, and Westcore has agreed to purchase, all of Seller’s right, title and interest in and to that certain real property (the “Property”) having addresses at 3101, 3121, 3131 and 3151 Jay Street, Santa Clara, California (such transaction, the “Property Acquisition Transaction”), and (ii) the letter of intent, dated April 5, 2006 (the “Letter of Intent”), between Westcore and Dividend Capital Total Realty Trust Inc., a Maryland corporation, on behalf of Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership (“Dividend Capital”).

1. Acquisition approval; Entity Formation. The undersigned has approved the Property Acquisition Transaction and reaffirms all the representations and warranties of “Buyer” in the Purchase Agreement for itself and the entity formed by it to hold its partnership interest as described below. Concurrently herewith, the parties are negotiating the general partnership agreement (the “Partnership Agreement”) to govern Westcore Jay Partners, a to be formed Delaware general partnership (the “Company”), and upon full execution of the Partnership Agreement by its partners, which shall occur immediately prior to the closing under the Purchase Agreement, Westcore will assign its rights and obligations under the Purchase Agreement to the Company. The Partnership Agreement shall, subject to the terms of this letter agreement, be signed by the partners on or prior to the closing of the Property Acquisition Transaction. We will be forming Dividend Jay, LLC, a Delaware limited liability company (“Dividend Jay”), to be a wholly-owned subsidiary of Dividend Capital, to hold our partnership interest in the Company, and you will be forming WP Jay, LLC, a Delaware limited liability company (“WP Jay”), in which at least fifty percent (50%) of the membership interest is owned, directly or indirectly, by one or more of Marc Brutten, Donald H. Ankeny and Owen Frost, to hold the remaining partnership interest. Under the Partnership Agreement Dividend Capital Jay will hold a 97.5% percentage interest and WP Jay will hold a 2.5% percentage interest. In addition, the parties are currently negotiating the form of Property Management Agreement and Asset Management Agreement. In addition, the parties may form a limited liability company that would be wholly owned by the Company, and if the parties elect to do so, then the Purchase Agreement shall be assigned to such limited liability company in lieu of an assignment thereof to the Company.

Notwithstanding anything to the contrary contained herein, if the parties are unable to finalize the Partnership Agreement, the Property Management Agreement and the Asset Management Agreement at

least 10 days prior to Closing (it being agreed that neither party shall have any obligation to accept any terms proposed by the other party with respect to the Partnership Agreement, the Property Management Agreement or the Asset Management Agreement, each party having the right, in its sole discretion, to accept or reject any such terms), Westcore agrees no later than 5 days prior to Closing to assign all of its rights under the Purchase Agreement to Dividend Jay, or if the Seller does not consent, direct that the Deed be issued in the name of Dividend Jay, in return for which Dividend Capital agrees to:

(a) Cause to be paid to Westcore an acquisition fee of .5% of the final Purchase Price, which amount shall be paid concurrently with the closing of the Property Acquisition Transaction;

(b) Reimburse Westcore for all third party due diligence and legal fees for the Transactions and refund Westcore’s share of the Contract Deposit (as hereinafter defined) and any deposits with lenders, including all interest earned thereon.

(c) Cause an affiliate of Westcore to be retained as the property manager for a management fee of 3% of gross rents on a form of property management agreement used in third party property management arrangements and reasonably acceptable to the parties, provided that if an agreement cannot be reached, Westcore and its affiliates shall have no rights or obligations to manage the Property, but Dividend Capital shall at the closing pay or cause to be paid $50,000 to Westcore; and

(d) Cause an affiliate of Westcore to be retained as the asset manager for an asset management fee of 4% of net operating income on a form asset management agreement used in third party asset management arrangements and reasonably acceptable to the parties, provided that if an agreement cannot be reached, Westcore and its affiliates shall have no rights or obligations for asset management related to the Property, but Dividend Capital shall at the closing pay or cause to be paid $50,000 to Westcore.

The provisions of Section 4 hereof shall only be applicable if the parties have reached final agreement on the Partnership Agreement, the Property Management Agreement and the Asset Management Agreement prior to Closing, such agreement to be memorialized by an amendment to this letter attaching such agreements as exhibits.

2. Financing Approval. The undersigned also approves the proposed financing of the Proposed Acquisition Transaction from Wachovia Securities or an affiliate thereof (the “Initial Proposed Lender”), in accordance with the term sheet attached hereto as Exhibit A. Westcore and Dividend Capital may, jointly, determine to enter into negotiations with, and/or obtain financing from, another lender (an “Alternative Lender”) for the debt financing of the Property Acquisition Transaction (such transaction, the “Alternative Financing Transaction”), the terms of which shall require approval of both Westcore and Dividend Capital, and absent such approval, the parties agree to attempt to proceed with the Initial Proposed Lender. (As used herein, unless otherwise specified, an Initial Proposed Lender or an Alternative Lender, as applicable, shall be referred to as the “Proposed Lender” and the Initial Proposed Financing Transaction or an Alternative Financing Transaction, as applicable, shall be referred to as the “Financing Transaction”.) (The Property Acquisition Transaction and the Financing Transaction and the Property Acquisition Transaction are referred to, collectively, as the “Transactions”.)

3. Deposit. Pursuant to, and in accordance with the terms of, the Purchase Agreement, prior to the date hereof Westcore and Dividend Capital have deposited, in the aggregate, the amount of Four Hundred Thousand Dollars ($400,000) (the “Contract Deposit”), 5% by Westcore and 95% by Dividend Capital with First American Title Company, as escrow agent (in such capacity, the “Escrow Agent”). Upon formation of the Company and execution of the Partnership Agreement, the rights in the Contract Deposit shall be assigned to the Company. Concurrently herewith, Westcore is wire transferring an additional Five thousand Dollars ($5,000) and Dividend Capital is wire transferring Five Hundred Ninety Five Thousand Dollars ($595,000) to the Escrow Agent as an additional deposit and upon receipt by the Escrow Agent the Contract Deposit will be One Million Dollars ($1,000,000), 2.5% contributed by Westcore and 97.5% by Dividend Capital. In addition, the undersigned agrees to cause the funding of 97.5% of all deposits required under the Financing Transaction and Westcore agrees to fund 2.5% of such deposits. All interest earned on all such deposits shall be paid to the Company and distributed in accordance with the Partnership Agreement.

4. Capital Contribution Funding; Default. (a) Dividend Capital and Westcore each agree to fund their capital contributions under the Partnership Agreement necessary to consummate the Transactions as and when due, unless a material adverse change in the condition of the Property, including without limitation the loss of major tenants (other than at the expiration of the relevant lease), occurs between the date hereof and the date of consummation (in which event the provisions of Section 4(b) shall apply). Notwithstanding the foregoing, if Dividend Capital or Westcore, for any reason other than the occurrence of a material adverse change in the condition of the Property, determines not to proceed with and close on the Transactions, fails to fund its capital contributions as and when required to consummate the Transactions, or otherwise defaults in its obligations hereunder or its pre-closing obligations under the Partnership Agreement, if any (other than with respect to its obligations hereunder to make reimbursement to the other party of costs and/or deposits), then the following shall apply as the sole remedy of the parties hereunder (the party determining not to proceed, failing to fund its share of the equity or otherwise defaulting on its obligations being the “Defaulting Party”), it being agreed that, except as otherwise expressly set forth herein, neither party shall have any liability to the other party be reason of such party’s failure to proceed with the closing:

(i) If Dividend Capital (or its affiliates) is the Defaulting Party, Westcore’s sole remedy shall be, at Westcore’s election, (x) to proceed to close the Transactions without the participation of the Dividend Capital (and its affiliates), in which event Dividend Capital (or its affiliates) will forfeit all deposits made by it under the Transactions and, in addition, Dividend Capital shall, to the extent it has not already paid the same, reimburse Westcore for 97.5% of the Transaction Expenses (as hereinafter defined), or (y) to elect not to close, in which event Dividend Capital (or its affiliates) will forfeit all deposits made by it under the Transactions (if the Deposits are not refunded), be obligated to reimburse Westcore (or its affiliates) for the deposits Westcore made under the Transactions (if and to the extent that the Deposits are not refunded), and be obligated to pay for both the Dividend Capital’s and Westcore’s share of the Transaction Expenses.

(ii) If Westcore (or its affiliates) is the Defaulting Party, Dividend Capital’s sole remedy shall be, at Dividend Capital’s election, (x) to proceed to close the Transactions without the participation of Westcore (and its affiliates), in which event Westcore (or its affiliates) will forfeit all deposits made by it under the Transactions, and, in addition, Westcore shall, to the extent it has not already been paid the same, reimburse Dividend Capital for 2.5% of the Transaction Expenses, or (y) to elect not to close, in which event Westcore (or its affiliates) will forfeit all deposits made by it under the Transactions (if the deposits are not refunded), be obligated to reimburse Dividend Capital for its all deposits made by it under the Transactions (if such deposits are not refunded), and be obligated to pay for both Dividend Capital’s and Westcore’s share of the Transaction Expenses.

(b) Notwithstanding the provisions of (a), in the event that there is a material adverse change in the condition of the Property (including without limitation the loss of major tenants (other than at the expiration of the relevant lease)), then either Westcore or Dividend Capital may, in its sole discretion, elect not to proceed with the Transactions and in such event (x) the party so electing not to proceed with the Transactions shall not by reason thereof be deemed a Defaulting Party, (y) all Transaction Expenses and all cost, loss and expense resulting from the termination of the Transactions (including without limitation any Deposits that are not refunded) shall be borne by Westcore and Dividend Capital 2.5% and 97.5%, respectively, and (z) each party shall cooperate with the other to minimize any loss, cost or expense resulting from the termination of the Transactions; provided, that:

(i) if Westcore elects to proceed with the Transactions and Dividend Capital does not and Westcore (or its affiliates) consummate the Transactions, then Westcore shall reimburse Dividend Capital (and its affiliates) for all deposits made by it under the Transactions to date and Westcore shall be responsible for and shall reimburse Dividend Capital (and its affiliates) for all of its Transaction Expenses;

(ii) if Westcore elects to proceed and Dividend Capital does not but Westcore (or its affiliates) are unable to consummate the Transactions, then Dividend Capital shall reimburse Westcore and its affiliates) for all deposits made by it under the Transactions to date and Dividend Capital shall be responsible for and shall reimburse Westcore (and its affiliates) for all of its Transaction Expenses; and

(iii) if Westcore elects not to proceed and Dividend Capital elects to proceed and Dividend Capital consummates the transaction, Dividend Capital shall reimburse Westcore (and its affiliates) for all deposits made by it under the Transactions to date and Dividend Capital shall be responsible for and shall reimburse Westcore (and its affiliates) for all its Transaction Expenses.

5. Transaction Expenses. If the Transactions close, then all reasonable out-of-pocket costs incurred by the parties hereto and/or their respective affiliates in connection with the Transactions (including, without limitation, due diligence expenses, legal fees, costs of travel, costs of third party reports, preparation the documents necessary to consummate the Transactions, formation of the Company and its title holding subsidiary, transfer taxes, conveyance taxes, intangible taxes and other similar taxes, escrow fees, brokerage fees (including without limitation any fees payable to Silver Portal in connection with the Transactions as more particularly provided for in the Letter of Intent) and any other expenses of any kind or nature incurred in connection with the Transactions (but excluding legal fees for negotiation of the Letter of Intent, this letter agreement, the Partnership Agreement, the Management Agreement and the Asset Management Agreement, salary and other employee expenses and excluding allocations of overhead, provided that the foregoing exclusion will not be deemed to exclude part-time employees, consultants or other labor retained for the Transactions themselves) (collectively, “Transaction Expenses”)) will be reimbursed by the Company as a transaction cost at closing. In addition, One Hundred Fifty Thousand Dollars ($150,000) will be included in the call for initial capital contributions of the Company, and Seventy Five Thousand Dollars ($75,000)] will be paid by the Company to each of Westcore and Dividend Capital as a partial reimbursement of legal fees for negotiation of the Letter of Intent, this letter agreement, the Partnership Agreement, the Management Agreement and the Asset Management Agreement and amortized without interest at the rate of Fifty Thousand Dollars ($50,000) per real estate transaction between the parties.

6. Closing Cooperation. Subject to the limitations set forth elsewhere in this letter agreement, the parties will cooperate with each other and with the Company in consummating the Transactions. Without limiting the generality of the foregoing:

(a) The Westcore Entity and the Dividend Capital Entity shall fund into a First American Title Company escrow account controlled by WP Jay, as Managing Partner of the Company, their respective portions of the amounts payable in connection with the closing of the Transactions, such funds to be released from escrow at the direction of WP Jay;

(b) Westcore and Dividend Capital shall review the closing conditions and materials; and

(c) WP Jay is authorized and shall be responsible for closing the Transactions; provided, that any material change in the underwriting or approved financing or any other material changes in the approved terms of the Transactions shall require Dividend Capital’s consent. Immaterial changes shall not require Dividend Capital’s consent. During the process of closing Westcore shall keep Dividend Capital apprised of the progress and shall, to the extent reasonably possible, notify Dividend Capital five (5) business days prior to the date the funds are needed for closing.

Notwithstanding the foregoing, the parties acknowledge and agree that, until the consummation of the Transactions, and except as otherwise provided in this letter agreement, without the written consent of Dividend Capital, Westcore shall not take any action with respect to the Transactions that is material in nature (it being agreed that actions that do not increase the cost of the Transactions or the underwriting of the Transactions by more than $50,000 or delay the closing of the Transactions for more than ninety (90) days after the date currently scheduled for the closing shall not be deemed to be material for purposes of this paragraph). If in the-case of any such required consent which Dividend Capital does not approve there is a risk of loss of the deposits under the Transactions, Westcore agrees, after full consideration by the parties, to adopt Dividend Capital’s response to the extent such response does not result in the loss of any deposits under the Transactions.

7. Intent of This Letter Agreement. The parties acknowledge that until the execution of the Partnership Agreement a partnership or other similar venture between the parties has not been formed; however, until formation of such partnership and the assignment of the Purchase Agreement to the Company, or until Dividend Jay acquires title to the Property as contemplated by Section 1 if the parties are unable to reach agreement as to the form of Partnership Agreement, Property Management Agreement and Asset management Agreement, the parties do not waive any responsibilities and obligations that exist under law to each other as they relate to consummating the Transactions, provided, however, that if there is any conflict between such responsibilities and obligations and the terms and provisions of this letter agreement, the terms and provisions of this Agreement shall control.

8. Notice. Notices hereunder shall be by facsimile, hand delivery or recognized overnight courier service. Notices to the parties hereto will be delivered as provided in Schedule A hereto. Notices shall be effective on the date delivered.

9. Exculpation. Notwithstanding anything to the contrary contained in this letter agreement, no direct or indirect member, manager, officer, director, principal, shareholder, employee, agent, affiliate, or parent of any party hereto (each, an “Exculpated Party”) shall have any liability of any kind or nature arising out of this letter agreement and in no event shall any of the property or assets of any Exculpated Party be subject to lien, levy or attachment to satisfy any claim made by any other party hereto arising from this letter agreement.

10. Miscellaneous. This letter agreement shall be governed by the law of the State of Delaware (without giving effect to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction). Any amendment hereto to be effective must be in writing and signed by all parties hereto. No waiver of any provision hereof shall be effective as against any party hereto unless such party has waive such terms or provision in writing. Upon full execution hereof, this letter agreement shall be binding upon and shall inure to the benefit of the parties and to their respective heirs, executors, personal representatives, successors and assigns, This letter agreement may be executed in multiple counterparts all of which taken together shall constitute one executed original. This letter agreement may be executed and delivered by facsimile transmission and any counterpart hereof so executed and delivered shall be deemed to be an original counterpart.

Please acknowledge your agreement to all of the foregoing terms and conditions on the enclosed copy of this letter and return a fully executed copy to the undersigned.

[Signatures on Following Page]

Very truly yours,

Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership

		By:	Dividend Capital Total Realty Trust Inc., a Maryland corporation, its general partner

			By:	/s/ Greg Moran
Name: Greg Moran
Title: Vice President
Agreed and Accepted:

Westcore Properties AC, LLC

By:	/s/ Donald Ankeny
Name: Donald Ankeny
Title: President

Schedule A

Notice Addresses

If to Westcore:

c/o Westcore Properties, LLC

879 West 190th Street, Suite 110

Gardena, CA 90248

Facsimile: 310-324-6550

Attention: Owen Frost

with a copy at the same time to:

Duval & Stachenfeld LLP

300 East 42nd Street, 3rd Floor

New York, New York 10017

Facsimile:     212-883-8883

Attention:     Terri L. Adler

If to Dividend Capital:

c/o Dividend Capital Group

518 17th Street, Suite 1700

Denver, Colorado 80202

Facsimile:     303-869-4602

Attention:     Gregory M. Moran

with a copy at the same time to:

Seyfarth Shaw LLP

55 E. Monroe Street, 42nd Floor

Chicago, Illinois 60603

Facsimile:     312-269-8869

Attention:     Joel D. Rubin

EXHIBIT A

Initial Proposed Lender Loan Application/ Term Sheet

See attached

LOAN APPLICATION Commercial Mortgage Properties	Date: May 11, 2006

The undersigned applicant (“Applicant”) hereby applies to Wachovia Securities or an affiliate thereof (“Lender”), for a first priority loan (“Loan”) secured with a lien on the real property and to the appurtenant personally described below (“Property”) on the terms and conditions set forth herein. Applicant hereby acknowledges that this application is merely a request for financing and the actual terms and conditions upon which Lender would be willing to offer the proposed Loan would be set forth in a commitment (“Commitment”), if issued, and the Loan Documents (as identified below) if issued.

In the event that the identity of the Applicant and the actual prospective borrower (“Borrower”) are different, references to either shall be deemed to be interchangeable. The Applicant represents and warrants to Lender that it has the full power and authority to execute this Application on behalf of Borrower and to bind Borrower hereto.

Applicant recognizes that Lender will offer or withhold the Loan and the terms of the Loan in its sole discretion based upon information to be provided to the Lender subsequent to the submission of this Application. The Loan Amount and terms thereof will be determined upon, among other things, Lender’s evaluation of the cash flow, inspection of the Property, historical performance of the property, review of third party reports, the solvency-and prior experience of the Borrower, Applicant and Indemnitor. At the time of the Loan closing, there shall not have occurred any material or adverse change in the securities laws, market conditions, general accounting standards (as determined by local, state and federal government agency) or the application thereof, as determined by Lender in its sole discretion. Additionally, Lender shall have no obligation to close the Loan If it determines, in its sole discretion, that the financial markets including CMBS or other bond markets have been adversely affected.

ALL ALTERATIONS TO THE BODY OF THIS APPLICATION MUST BE PLACED IN THE SPECIAL STIPULATIONS ADDENDUM OF THE APPLICATION. ALL BLANKS TO BE COMPLETED BY APPLICANT AT SUBMISSION OF APPLICATION.

I.	APPLICANT AND PROPERTY

A.	Applicant: Westcore Properties AC, LLC Corp. GP LP LLC X State of Formation Fed Tax ID #

Principal Business Address: 879 W. 190th Street, Suite 110, Gardena, CA 90248

Borrower Contact Phone & Fax Number: Owen Frost              Phone (310) 324-6500              Fax (310) 324-6550

Borrower’s Attorney Phone & Fax Number:                                                            Phone (        )                         Fax(        )

Property Management Company & Phone:                                                            Phone (        )                         Fax(        )

Borrower’s Insurance Agent, Phone, & E-mail:                                                                            Phone (        )                              E-mail:

Title Insurance Agent’s Name, Phone, & E-mail:                                                                            Phone (        )                              E-mail:

B.	Name of Property: Jay Street

Address: 3101-3151 Jay Street City: Santa Clara State: CA

Zip Code: 95054         County: Santa Clara

C.	Property Type: Office

Year built: 1999 Net Rentable Area: 178,123 sq. ft. Number of Units: N/A

D.	Purpose: ( ) Refinance Outstanding debt: $ Lender:
(X)	Acquisition Purchase Price: $ Scheduled Closing Date:

E.	Known Environmental Hazards: ( ) No Known Environmental Hazards or Please explain:

F.	Ground Lease: Is any part of the Property covered by a ground lease under which Borrower is lessee (or sublessee)?

Yes          No

G.	Borrower History: Please check the appropriate space regarding the statements below. If “yes” is checked for any statement, please attach an explanatory statement which is subject to Lender’s approval.

Have Indemnitor(s), Borrower, Applicant and/or any affiliates in the last twenty years thereof:

(i) Ever defaulted and/or been delinquent on a commercial mortgage loan? Yes (    ) No (    ) (ii) Ever had any outstanding tax liens against them? Yes(    ) No(    )

(iii) Ever had any outstanding judgments against them? Yes (    ) No (    ) (iv) Ever been a debtor in a bankruptcy action? Yes (    ) No (    )

(v) Ever had any extraordinary course of business litigation pending? Yes (    ) No (    ) (vi) Ever had any criminal convictions? Yes (    ) No (    )

IMPORTANT NOTICE: To help fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify, and record information that identifies each person or corporation who opens an account and/or enters into a business relationship. All entity and guarantor names will be compared against domestic and international government lists designed to identify persons involved or suspected of being involved in terrorist activities or related organizations.

II.	SUMMARY OF PROPOSED LOAN TERMS - Basic Loan Terms

A.	Requested Loan Amount: $23,500,000

B.	Loan Term / Maturity: 10 years at which point the Loan shall mature and be immediately due and payable.

C.	Interest Rate: The indicative spread is the greater of 97 basis points above the corresponding United States Treasury obligation having a term approximately equal to the term of the proposed Loan, but in no event less than 46 basis points above the 10 year Mid-Market Swap spread, but in no event shall the gross coupon be less than 5.0%. The indicated spread is subject to adjustment by Lender at any time prior to Closing in the event that Lender’s standard conduit pricing matrix for the applicable property type has been increased; provided, however, the spread may not be increased to an amount greater than the midpoint of the then current matrix customarily used by Lender in its conduit loan program.

D.	Rate Lock: The Interest Rate will be communicated and calculated one (1) business day prior to the projected Closing unless Lender and Borrower enter into a separate agreement.

E.	Amortization: Loan will be interest only for the term of the loan.

F.	Maximum Loan-to-Value Ratio (“LTV”): 65%

G.	Minimum Debt Service Coverage Ratio (“DSCR”): 1.30x

H.	Loan Fee: In the event that the Loan doses in accordance with the terms of the Commitment, Lender shall earn a fee of 0.0% of the Loan Amount (for further information, refer to section III, below).

I.	Proposed Closing: Applicant’s Proposed Closing Date is July 15, 2006. The Loan funding will occur upon the delivery of all Loan Documents and the satisfaction of all Closing conditions.

III.	FEES, PROCESSING COSTS AND EXPENSES

Applicant shall pay the following fees and expenses to Lender in connection with the Loan, delivered to Lender within the appropriate time periods set forth below:

A.	Application Fee: Borrower shall pay a non-refundable application fee in the amount of $5,000 to Lender along with the submission of this Application.

B.	Third Party Expense Deposit: Borrower shall make a deposit in the amount of $15,000 for the estimated costs and expenses of obtaining the appraisal, engineering report, environmental report and site inspection report with respect to the Property. Borrower will be required to reimburse Lender on demand for any additional costs to perform its due diligence in respect to the making of the Loan, whether or not Lender issues a Commitment in respect to the proposed Loan. In the event that the deposit exceeds such actual costs and expenses, Lender shall refund or credit such excess to Borrower upon the funding of the Loan or sooner if a Commitment is not issued. An additional deposit may be required If a Property evaluation determines further testing or reporting is needed or if a known environmental hazard has been identified.

C.	Legal Fees Deposit: Enclosed with this Application is Applicant’s check in the amount of $7,500 paid with respect to loans $15,000,000 or less and $7,500 with respect to loans in excess of $15,000,000 as a deposit by Applicant to engage Lender’s Counsel and expedite the closing process. This deposit will be credited against Lender’s legal fees.

D.	Rate Lock Deposit: Immediately preceding the locking in of the interest rate, Borrower shall pay a Rate Lock Deposit in the amount of 1.0% of the Loan Amount to Lender which shall be refunded as hereinafter provided. The Rate Lock Deposit is in addition to the Commitment Fee.

E.	Commitment Fee: Borrower will pay a Commitment Fee in the amount of 0.0% of the Loan Amount to Lender upon the execution and delivery of the Commitment. In the event that the Loan closes in accordance with the terms of the Commitment, Lender shall earn a loan fee (“Loan Fee”) which Lender shall retain from the Commitment Fee. The balance of the Commitment Fee and the Rate Lock Deposit, if any, shall be credited or refunded to Borrower upon the funding of the Loan. In the event that the Loan fails to close for any reason other than the refusal of Lender to close after timely and strict compliance by Borrower with all of Borrower’s obligations, and satisfaction of all conditions, hereunder and under the Commitment, Lender shall retain the Commitment Fee and the Rate Lock Deposit as liquidated damages, but such liquidated damages shall not waive Lender’s right to other reimbursement of its costs and expenses as provided in subsection G below. SEE SPECIAL STIPULATIONS RIDER.

F.	Documentation and Due Diligence Expenses: In addition to the above fees, Applicant shall pay all other costs and expenses incurred in connection with the preparation for and Closing of the Loan, whether or not such Closing occurs, including, without limitation, appraisal review fees, environmental review and report fees, engineering review fees, inspection and travel fees, credit report fees, insurance policy review fees, tax service fees, title insurance report fees, surveyor’s fees, zoning and surveyor consultant’s fees, escrow fees, legal fees and disbursements (including fees and disbursements of Lender’s counsel, as well as local counsel selected by Lender), intangibles taxes, note taxes, mortgage recordation taxes, stamp taxes, transfer taxes, all recording costs and filing fees, all license and permit fees, all title/UCC/litigation/tax Men search fees and all title and other insurance premiums and all other fees required by Lender. SEE SPECIAL STIPULATIONS RIDER.

IV.	LOAN DESCRIPTION & BORROWER REQUIREMENTS - Subject to Lender’s requirements provided to Applicant subsequent to Application, Applicant acknowledges:

A.	Loan Documents: Among other things, the Loan shall be evidenced by a promissory note executed by Borrower (the “Note”) and secured by, among other things, a first mortgage or deed of trust (the “Mortgage”) on the real property and a first priority security interest in all personal property of Borrower located or relating to such real property, plus such other items as Lender may require (collectively “Loan Documents”).

Initials

B.	Payment Accrual: The Borrower expressly understands and agrees that interest shall accrue on the outstanding principal amount of the Note at a fixed rate per annum computed based on the daily rate produced assuming a 360 day year, multiplied by the actual number of days elapsed. The Borrower understands and acknowledges that such computation results in more interest accruing on the Loan than if either a 30 day month and a 360 day year or the actual number of days and a 365 day year were used to compute accrual of interest on the loan.

C.	Note Payments: At the Closing, Borrower will be required to deposit with Lender the first full month payment due under the note and security documents given in respect to the Loan including a required escrow to be used for the payment of the first full month payment of debt service and escrow deposits together with an interest payment for the period. Thereafter, interest will be payable monthly, in arrears, on the eleventh day of each month until maturity, being debited from a bank account specified by Borrower.

D.	Prepayment: Pursuant to the Loan documents, release of the mortgaged property from the Loan shall be prohibited until the earlier of two years after the startup date of the securitization, or three years after the Loan closing. Thereafter, the Borrower shall be permitted to pay to Wachovia a defeasance deposit (in an amount sufficient to defease the Loan as determined by Wachovia in accordance with the terms of the Loan Documents) in lieu of a prepayment thereof. The defeasance deposit must be sufficient to purchase direct, non-callable U.S. obligations that provide for payments at least equal to the amount of each monthly installment under the Note for the remainder of the Loan term. Prepayment in full will be permitted at par on the last three (3) payment dates preceding the maturity date. SEE SPECIAL STIPULATIONS RIDER.

E.	Default Rate: Following the occurrence of an Event of Default, as defined in the Loan Documents, the rate of interest shall be increased to four percent (4%) over the Interest Rate.

F.	Late Charges: A late charge will be imposed of 5.0% of the amount of any payment not received on or before the due date. SEE SPECIAL STIPULATIONS RIDER.

G.	Limited Recourse: Lender’s recourse in the event of a default will be limited to Lender’s security interest in the Property and to Borrower’s interest therein; provided, however, that Borrower and Indemnitor shall be personally liable for (i) damages arising from any fraud or misrepresentation, (ii) misapplication or misappropriation of insurance proceeds, condemnation proceeds, tenant security deposits, rents and any other funds due Lender under the Loan Documents, (iii) damage to and waste of the Property or damage to the Property resulting from gross negligence or intentional acts, (iv) failure to pay taxes or other Property related liens and (v) damages arising from the existence of hazardous or toxic substances or the failure to comply with any and all environmental laws. In addition, the Loan shall be recourse to the Borrower and Indemnitor in the event that (i) the transfer and/or due on sale limitations are violated; (ii) the Property shall become an asset in a bankruptcy or insolvency proceeding of the Borrower; or (iii) the Borrower violates any of the special purpose entity covenants in the Loan Documents.

H.	Special Purpose Entity Requirements: The Borrower shall be a special purpose entity which owns no assets other than the Property, incurs no debts other than the Loan and Property level debts (such as trade payables) and other property operating expenses, and engages in no business other than the ownership and operation of the Property. In no event may an individual or a non-special purpose entity act in the capacity as Borrower or as a general partner or managing member of Borrower. Additionally, if the Loan, individually or together with all loans from Lender to Borrower or its affiliates, is equal to or greater than $7,500,000, and if Borrower is a partnership or a limited liability company, Borrower’s general partner or managing member, respectively, and the board of directors of such general partner or managing member or, if Borrower is a corporation, the board of directors of Borrower, shall include at least one independent director or manager recommended by Borrower and approved by Lender, If the Loan individually or in the aggregate exceeds such $7,500,000 threshold, Borrower shall also furnish a substantive non-consolidation bankruptcy opinion on Lender’s standard form.

I.	Due on Sale/Right of Transfer: Pursuant to the loan documents, upon the satisfaction of the conditions to be provided for in the Loan Documents (including the financial requirements of paying a 1% transfer fee and a $5,000 non-refundable application fee), Borrower (and each approved successor) shall have a right to transfer the Property to an approved entity (i.e., a special purpose entity and subject to Lender’s other standard requirements). Except for this right of transfer, any sale, conveyance or encumbrance of all or any portion of the Property shall be prohibited and shall permit Lender to declare the entire Loan in default and immediately due and payable. Transfers of ownership interest in Borrower or in any holder of an interest in Borrower shall be deemed a sale of the Property except for (i) transfers which, singly or in the aggregate, would not result in any person or entity being the holder of a 50% or greater interest in Borrower or in any entity holding an interest in Borrower and (ii) transfers for estate planning purposes for the benefit of existing holders of an interest in Borrower or in any entity holding an interest in Borrower or the immediate family members of existing holders of such interests. SEE SPECIAL STIPULATIONS RIDER.

J.	Subordinate Financing: Subordinate financing will be prohibited except with the written consent of the Lender, which may be withheld in Lender’s sole and absolute discretion.

K.	Indemnity: Indemnitor(s) are person(s) or entities acceptable to Lender. Indemnitor(s) and Borrower will execute a Guaranty and Indemnity Agreement with respect to (i) the non-recourse exceptions and (ii) environmental matters. SEE SPECIAL STIPULATIONS RIDER.

L.	Escrows: During the term of the Loan, if granted, Borrower will be required to deposit with each Note Payment the following in escrow:

1.	One-twelfth (1/12) of estimated annual property taxes and assessments and insurance premiums will be made in such amounts which, when added to existing escrows, will be sufficient to pay all charges to which the escrows pertain one (1) month prior to the respective due date. NO FINANCING OF INSURANCE PREMIUMS WILL BE PERMITTED.

2.	Capital replacement reserve escrows will be established and contributed as determined by Lender on the basis of an engineering report among other things. Additionally, a one time deposit will be required at Closing for repairs equal to one hundred and twenty five percent (125%) of any estimated cost of maintenance and repairs that are required immediately, as determined by Lender on the basis of an engineering report. Funds held for capital replacements, maintenance and repairs will be released to Borrower to reimburse it for expenses incurred in accordance with the terms of the Loan Documents.

3.	Lender may require additional escrows or escrow accounts based upon its underwriting review and other due diligence, which escrows may be required at Closing and/or thereafter. SEE SPECIAL STIPULATIONS RIDER.

M.	Management: The Property shall be managed by an entity acceptable to Lender in accordance with a management agreement approved by Lender. All management contracts or agreements, other than hotel operating agreements, shall be subordinate to the Mortgage, shall be assigned to Lender as additional security and may be terminated by Lender, at its election, upon the occurrence of an Event of Default. Hotel franchise and management agreements with national chains shall be subject to the terms of a recognition agreement in form and substance acceptable to Lender. SEE SPECIAL STIPULATIONS RIDER.

N.	Financial Statements for Property: Borrower shall be required to furnish Lender within sixty (60) days after the close of each fiscal year with yearly financial statements with respect to the Property, which financial are to be audited with respect to loans in excess of $15,000,000 and certified with respect to loans of $15,000,000 or less. In addition, thirty (30) days after the end of the relevant period, interim certified statements shall be required for the first twelve (12) months following the Closing of the Loan, and quarterly thereafter. SEE SPECIAL STIPULATIONS RIDER.

V. CONDITIONS TO CLOSING

A.	Loan Commitment: Applicant agrees that Lender is under no obligation to issue a Commitment or to make any Loan to Applicant, such decision being within the absolute sole discretion of Lender. Furthermore, should Lender agree to issue a Loan, the Loan may close absent of a Commitment. Such omission will not limit the Lenders rights under the constraint of its Loan Documents or the Application.

B.	Title Insurance: Applicant should indicate its selection of a Title Insurance Company, which must appear on the Lender’s list of approved Title Insurance Companies, on the Special Stipulations page, and if no selection is made, Lender shall select an approved Title Insurance Company (the “Designated Company”) to issue Lender’s Title Insurance policy through its affiliate Union Commerce. Lender (or its counsel) shall order the required Title Report from the Designated Company at Applicant’s expense and the Designated Company shall thereafter contact Applicant directly. If the Loan fails to close for any reason. Applicant shall be responsible for and shall be required to pay all costs and expenses incurred including any customary cancellation charges imposed by such Designated Company.

C.	Special Stipulations: The Special Stipulations Rider attached hereto shall contain any and all changes to the body of this Application and any additional conditions to the Closing, which conditions are incorporated herein by reference. Furthermore, Applicant agrees to furnish promptly to Lender any additional information and documentation that Lender shall reasonably request in order to process this Application and in order to prepare the necessary Loan Documents. Any changes to the body of this Application, other than the input of missing information on Page 1 Sections I & II, do not constitute a part of the Application.

VI. MISCELLANEOUS PROVISIONS

A.	Brokerage Commissions: In the event that a Broker has been engaged by the Borrower with respect to this transaction and has arrived upon an agreement with the Borrower regarding payment for their service as a broker, the broker’s payment shall be paid by the Borrower out of Loan proceeds upon the Closing of the Loan. Borrower agrees to pay the commission of any other broker used in this transaction and to hold Lender harmless and to defend Lender from and against any and all claims for brokers’ or finders’ fees and commissions in connection with the transactions described in this Application other than broker’s or finders claiming through Lender’s actions or statements. Borrower acknowledges and agrees that Lender reserves the right, in its sole discretion, to provide additional compensation to any marketers, originators or brokers at Lender’s expense.

B.	Application Expiration: In the event that (i) this Application shall not be fully executed and returned to Lender with the required funds within five (5) business days from the date hereof or (ii) the Loan is not actually closed and funded within sixty (60) days from the date hereof, the pricing and terms contained herein are subject to change.

C.	Role of Broker: Applicant understands that Broker does not have the authority to and cannot bind Lender in any respect including, without limitation, the authority to issue a Commitment with respect to this Application.

D.	No Assignment: Neither this Application nor any Commitment subsequently issued in connection herewith may be assignable in whole or in part by Applicant by operation of law or otherwise and any purported assignment shall be null and void and shall be deemed a termination of this Application at Lender’s option. SEE SPECIAL STIPULATIONS RIDER.

E.	Future Loan Trustee: If Loan is granted, Applicant hereby acknowledges that it is the intent of the Lender to transfer the Loan directly or indirectly, to an entity that shall include the Loan, as well as the Loan Documents escrows and other security interest in a commercial mortgage-backed securities conduit. The current requirements of such a transaction are materially reflected above in the description of the terms of the Loan and the Loan Documents. Lender’s underwriting requirements at the time it determines whether to issue a Commitment or closing of the Loan may also vary from the terms outlined herein to reflect its analysis of the proposed Loan or other loans being made for inclusion in a Trustee. For these reasons, the actual provisions of any Commitment and the Loan Documents may vary from the terms described herein.

In addition, the terms described in this Application are a reference point and are not intended to constitute a complete summary of all of the relevant provisions of the Loan Documents.

F.	Inquiries: Applicant hereby authorizes Lender, Broker and any representative of the foregoing to make inquiries in respect to Applicant and its principals in respect to the character, general reputation or personal characteristics, financial and credit data in respect to the Applicant and such principals. Upon Lender’s request, Applicant shall provide additional information as to such matters as Lender may require. Further, Applicant acknowledges that Lender or representatives of Lender shall be reviewing, processing and examining financial and other information set forth in this Application and any submissions made in connection herewith. Pursuant to that review, Lender or such representatives may discuss such information with third-party vendors such as attorneys, accountants, brokers, appraisers and consultants. Applicant hereby consents to the examination and sharing of this information with such third parties.

G.	Submissions: Attached hereto is a schedule of required materials to be submitted with this Application.

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H.	Credit Authorization: By signature below, Applicant and Borrower and the respective principals authorize Wachovia, Wachovia Corporate & Investment Banking and/or its agents to order a consumer credit report and verify other credit information including past and present mortgage references.

Date: ________________ __, _________

By:	(Indemnitor)	By:	(Applicant)
Print Name:		Print Name:
Street Address		Street Address
City, State, Zipcode		City, State, Zipcode
SS#		SS#

		By:	(Co-Applicant)
Print Name:
Street Address
City, State, Zipcode
SS#

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SPECIAL STIPULATIONS RIDER

•	Free sixty-day rate lock.

•	Lender agrees to use borrowing entity for carve-outs.

•	III E - Borrower will not require a Commitment from Lender and will not be required to pay a Commitment Fee or Loan Fee.

•	III F - Lender’s proposed budget for all costs and expenses is $75,000. Lender shall advise Borrower before incurring expenses in excess of such budget (as the same may be increased from time to time with Applicant’s prior written approval.

•	IV D - The defeasance deposit must be sufficient to purchase direct, non-callable U.S. obligations that provide for payments at least equal to the amount of each monthly installment under the Note from the date of prepayment until the date that is three (3) payment dates preceding the maturity date. Prepayment in full will be permitted at par on the last three (3) payment dates preceding the maturity date.

•	IV F - A late charge will be imposed of 5.0% of the amount of any payment not received on or before the due date. However, the late charge will not be imposed on the remaining principal balance at maturity in addition to default interest.

•	IV I - Notwithstanding the language in this section, the transfer fee shall be waived for the first transfer with remaining transfer fees at 0.5% per occurrence. The following transfers will be permitted: (a) so long as Borrower continues to be controlled by or under common control with Applicant and Dividend Capital, transfers of interests in Borrower between the members in Borrower, (b) transfers of direct or indirect interests in member in Borrower that is an affiliate of Applicant (the “Westcore Member”) so long as to the Westcore Member continues to be controlled by or under common control with Applicant, and (c) transfers of direct or indirect interests in the member in Borrower that is an affiliate of Dividend Capital (the “Dividend Capital Member”) so long as to the Dividend Capital Member continues to be controlled by or under common control with Dividend Capital.

•	IV K - Sole “Indemnitor” will be Borrower.

•	IV L - Notwithstanding Section IV.L(3), no reserves or impounds will be required other than (a) for property taxes, assessments and insurance as provided in Section IV.L(1), and (b) initial closings reserve of 125% of estimated cost for deferred maintenance as provided in Section IV.L(2).

•	IV M - Manager may be a borrower affiliate.

•	VI D - Application may be assigned by Applicant to special purpose entity taking title to Property, which entity will be a joint venture between affiliates of Applicant and Dividend Capital.

•	Estoppels - Estoppel condition satisfied with estoppel certificates substantially in the form of Exhibit A attached hereto, without material adverse exceptions based on Lender’s counsel review which requires the addition of the addressee language and “together with its successors and assigns” language.

Executed estoppels by tenants occupying at least eighty percent (80%) of the leased rentable square footage of the Property including Safenet. Estoppels (other than Safenet) from seller under the Purchase Agreement for tenants occupying up to twenty percent (20%) of the leased rentable square footage of the Property in substantially the same form (with appropriate knowledge qualifiers) shall count toward such 80%.

•	SNDA’s – SNDA’s to be tendered to tenants with estoppels on Lender’s form will be required for leases of record. Lender agrees to work on a best efforts basis to obtain remaining SNDA’s.

•	Lender acknowledges that the subject Property is located near three earthquake fault lines. However, lender’s ultimate determination to fund the loan is subject to an acceptable seismic report.

•	With respect to rent deposits, letters of credit (in lieu of cash deposits) are to be re-issued to and held by Borrower following Borrower’s acquisition of the Property.

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MATERIALS TO BE SUBMITTED WITH APPLICATION

The following materials are required to be submitted to Lender within two (2) weeks following Applicant’s submission of this Application [check if applicable]:

Property Information

•	Marketing Materials, Property Brochures, Photographs and Maps

Property Operating Information

•	Most recent Rent Roll, certified by Borrower as true and correct. (For self storage properties, please include a report showing existing unit rents at market, i.e. unit mix report).

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•	Two (2) years of Property operating statements, certified by Borrower as true and correct. (For apartment properties and self storage, please include trailing 12 months and/or monthly operating statements).

•	Current year’s Operating Budget and Capital Budget

•	Copies of commercial leases

•	Occupancy Summary, last three (3) years

•	Three (3) years of sales figures for all tenants [retail only]

•	Existing Insurance Policy/Insurance Binder

•	Copies of Paid Tax Receipts/Current Tax Bills

•	Accounts Receivable Schedule

Financing/Existing Debt Information

•	Contract of Sale [Acquisition Only] or Construction costs (new construction)

•	Letter from Borrower stating who the existing lender and current outstanding principal balance.

Borrower/Property Manager Information

•	Description of the Borrower/to-be-formed Borrowing entity. Organizational chart if available. Include detailed information as to who the general partner/managing member is and the limited partners/members.

•	Resume from Borrower, each Principal of Borrower and Property Manager

•	Indemnitor’s current financial statement, certified by such as true and correct

•	Management Agreement and Management Company’s Resume

Legal Items

•	Copy of Ground Lease, if applicable

•	Existing Survey and Evidence of Zoning Compliance

•	Franchise Agreement (hotel only)

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